C L I F F O R D
C H A N C E

CLIFFORD CHANCE LLP

SHARE PURCHASE AGREEMENT

2 BOULEVARD KONRAD ADENAUER S.À.R.L.

Between

IVG INSTITUTIONAL FUNDS GMBH

As Seller

and

ARC GLOBAL II DB LUX SARL

As Purchaser

CONTENTS

THIS SHARE PURCHASE AGREEMENT is dated 19 January 2015 and made between:

1 **IVG INSTITUTIONAL FUNDS GmbH**, with registered seat in Frankfurt am Main (Germany) and registered business address in 60549 Frankfurt am Main (Germany), The Squaire 18, Am Flughafen, German registration number HRB 91062 with the trade register of Frankfurt am Main (Germany), acting on behalf of the real estate investment fund "EURIM";

represented for the purposes of this Agreement by **Ms Sheelam Chadha** and **Mr Pieter De Bock** in accordance with a power of attorney enclosed to the present agreement as Schedule 10,

hereinafter referred to as the "**Seller** ",

2 **ARC Global II DB Lux Sàrl** a private limited liability company (*société à responsabilité limitée*) organised and existing under the laws of the Grand Duchy of Luxembourg ("**Luxembourg"**), having its registered seat at 9A, boulevard Prince Henri, L-1724 Luxembourg, in the process of being registered with the Luxembourg Register of Commerce and Companies (the "**Register"**);

represented for the purposes of this Agreement by Mr **Patrick Goulding (Manager A)** and **Yves Cheret (Manager B)**

hereinafter referred to as the "**Purchaser** ",

3. In the presence of 2 Boulevard Konrad Adenauer S.à.R.L., a private limited liability company (*société à responsabilité limitée*) organised and existing under the laws of Luxembourg, having its registered seat at 412F, Route d'Esch L - 2086 Luxembourg, registered with the Register under number B 96 624 (hereinafter referred to as the "**Company**");

represented for the purposes of this Agreement by **Ms Sheelam Chadha** and **Mr Pieter De Bock** in accordance with a power of attorney enclosed to the present agreement as Schedule 12,

In this Agreement, only the Seller and the Purchaser are collectively referred to as the "**Parties**" and individually as a "**Party**".

WHEREAS:

A. The Seller is the owner of 100% of the issued share capital of the Company.

B. The Seller wishes to sell to the Purchaser and the Purchaser wish to purchase from the Seller all their shares in the Company (hereinafter referred to as the "**Shares**"), upon the terms and subject to the conditions set forth in this Agreement.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, including its recitals and the Schedules, the following terms shall have the meanings specified or referred to in this Clause 1.1.

Account Receivables	has the meaning set out in Clause 9.3.4(c)
"Affiliated Company"	means, with respect to any Person or entity, any other Person or entity that controls, is controlled by, or is under common control with, the former person or entity; For this purpose "**control**" means (i) ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights in relation with the shares that are issued by an entity, or (ii) the right to nominate more than half of the members of the board of directors or any other executive body of an entity, or (iii) any other contractual relationship that entitles any Person or entity to direct the business of any other Person or entity;
Agreed Value Property or AVP	means an amount of EUR 72,000,000.
Agreement	means this Share Purchase Agreement
Annual Accounts	means, for the Company, its audited annual accounts
Annual Accounts 2013	means, for the Company, its audited annual accounts for the financing year ending 31 December 2013.
Articles of Association	means the articles of association of the Company, as amended from time to time.
Beneficiary	has the meaning set out in Clause 10.1.1
Board of Directors	means the board of directors of the Company as composed from time to time.
Board's Meetings	means the Board of Directors' meeting of the Company.
Book Value Property or BVP	means the book value of the Property as recorded under the Provisional Closing Accounts and of the

	Closing Accounts of the Company.
Breach of Representation	means, in respect of any Representations, that the facts stated therein are not true, accurate or misleading.
Business Day	means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg and in Frankfurt am Main, Germany
Claim	has the meaning set out in Clause 12.
Closing	has the meaning set out in Clause 7.1.
Closing Accounts	means the financial statements of the Company as at the Closing Date.
Closing Actions	means the Closing Actions of the Purchaser and the Closing Actions of the Seller.
Closing Actions of the Purchaser	has the meaning set out in Clause 7.3.
Closing Actions of the Seller	has the meaning set out in Clause 7.2.
Closing Date	means the date referred to under Clause 7 .
Company Law	means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.
Data Room	means the information provided to the Purchaser until the signature of the letter of intent dated 15 September 2014 and the information provided to the Purchaser through the electronic data room established and managed by the Seller until 24 December 2014, including the Purchaser's Q&A and the additional information provided by the Seller to the Purchaser until the date hereof, the contents of which is burned on non-rewritable CD Roms attached in Schedule 1.
Discount for Tax Latency or DTL	means an amount equal to 50% of the statutory corporate income tax rate applicable on the Closing Date to be multiplied by the positive difference – if any – between the AVP and the BVP.
Down Payment	means an amount of EUR 2,000,000. To be transferred by the Purchaser on the Signing Date on an escrow account opened in the books of ING Luxembourg

	Escrow account details: **Beneficiary : IVG Institutional Funds + ARC GLOBAL II** **Account number : LU92 0141 7547 2550 3000** **Swift code : CELLLULL** The Seller will keep this amount as an indemnity in case the Purchaser does not close this transaction for any reasons on 30 April 2015, unless this would be solely due to a breach by the Seller of the Closing Actions of the Seller. In such case and for the avoidance of doubt, the Down Payment will be released without delay by both Parties (including the Seller) to the Purchaser.
Due Diligence	means the due diligence performed between 19 August 2014 and 24 December 2014 on the Company and the Property.
Encumbrances	means any right of pledge, charge, lien, mortgage, deposit, assignment, option right, pre-emption right, entitlement to beneficial ownership (including usufruct and similar entitlement), any provisional or executory attachment and any interest held by a third party (including pre-emption or preferential right) or any right in rem (with the exception of easements) or security interest that limits or impacts the free and unrestricted title, and/or the transfer, under Luxembourg law.
Hazardous Substances	means any natural or artificial substance, preparation or article which, if generated, transported, treated, stored, traded, used or disposed of (alone or combined with another substance, preparation or article) is harmful to surface or ground water, air or land or any living organism, which is prohibited or restricted under any Law.
Independent Expert	has the meaning set out in Clause 4.4.1.
Intercompany Debts	means any indebtedness (capital + accrued interests) of the Company towards the Seller or an Affiliated Company of the Seller. It is agreed between the Parties that the Seller shall communicate to the Purchaser the final amounts of the Intercompany Debts at least 3 Business Days

	prior to Closing.
Law(s)	means any and all law, statute, subordinate legislation, treaty, regulative directive, decision, by-law or ordinance applicable to or affecting the Company, their business or assets.
Loan	means any indebtedness (capital + accrued interests + debt breaking fees and costs) of the Company towards Deutsche Postbank AG. It is agreed between the Parties that the Seller shall communicate to the Purchaser the final amounts of the Loan at least 2 Business Days prior to Closing.
Loss	means any direct damage, loss, undertaking, liability, penalty or payment, incurred, borne or made by the relevant person, directly in relation with a Claim.
Luxembourg GAAP	means the generally accepted Luxembourg accounting law, rules and principles as of the Closing Date and the valuation rules adopted by the board of directors of the Company.
Material Adverse Event	means (i) a breach of representations under this Agreement and discovered by the Seller and/or the Purchaser between the Signing Date and the Closing Date, resulting in a damage which is reasonably likely to be above of 5% of the Purchase Price; or (ii) a negative material adverse event or a material adverse change in the business, financial or operational conditions of the Company and which is reasonably likely to be above of 5% of the Purchase Price excluding, however, any adverse effect arising out of, resulting from or attributable to: • changes in the financial or securities markets or the economy in general, or • changes that effect the real estate market or industry as a whole, or • changes in applicable law or a change in case law or a modification by the competent authorities of their current methodology in applying or calculating Taxes, or • changes in the political climate in general

	(including, but not limited to, any outbreak or escalation of war (or announcement thereof), major hostilities or any act of terrorism), or • any failure, in and of itself, of any of the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a "Material Adverse Event" may be considered in determining whether there has been a Material Adverse Event), or • any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Purchaser, or • the execution or delivery of this Agreement, the consummation of the transaction contemplated by this Agreement or the public announcement with respect to any of the foregoing.
Net Asset Value or NAV	means the net asset value of the Company in the Provisional Closing Accounts.
Notice of Objection	has the meaning set out in Clause 4.4.1.
New Financing	means an approximately EUR 36,000,000 loan under a facility to be entered into by and between the Purchaser (and, at the appropriate time immediately after Closing, the Company –as borrower-) with Deutsche Postbank AG (as lender) in accordance with a term-sheet dated 23 December 2014 (including the establishment of a suitable security package).
Occupation Agreement	means any agreement entered into by any of the Company granting to one or more person the right to occupy the Property (or any part thereof).
Old Financing	means the financing obtained by the Company under a facility agreement entered into by and between the Company (as borrower) and Deutsche Postbank AG (as lender), as amended and extended on 20 December 2013 (including the security package and other ancillary documents).

Permit	means all permits, licences, consents, approvals, certificates, registrations and other authorisations required under any Law for the operation of the business of the Company, the ownership, possession, occupation or use of any Property.
Person	means an individual, corporation, partnership, association or governmental body.
Property	means the property located at 2, Boulevard Konrad Adenauer, L-1115 Luxembourg.
Provisional Closing Accounts	means the unaudited pro-forma accounts of the Company as at the Closing Date attached in Schedule 8 that have been made available to the Purchaser prior to the Signature Date and which may be updated as the case may be before Closing.
Provisional Purchase Price	has the meaning set out in Clause 4.3.
Purchase Price	means the total consideration for the Shares paid by the Purchaser to the Seller.
Purchase Price Adjustment	has the meaning set out in Clause 4.4.
Refinancing	means the refinancing on Closing Date of the Old Financing to be made partially with the proceeds of the New Financing and partially out of capital reserves / liquidity of the Company (including the establishment of a suitable security package securing compliance by the borrower with the New Financing).
Representations	has the meaning set out in Clause 9.1.1.
Signature Date	Means 19 January 2015, the signature date of this Agreement.
Schedule(s)	means the schedules listed in the list of schedules appearing hereinabove and attached to this Agreement.
Shares	has the meaning set out in Recital (B).
Shareholders' Meeting	means the general meeting of the shareholders of the Company.
Taxes	means all taxes, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, which taxes shall include, without

	limiting the generally of the foregoing, all income taxes, registration duties, real estate and property taxes, VAT social security and parafiscal charges, customs duties, withholding taxes, environmental taxes, regional taxes and local taxes.
Third Party Claim	has the meaning set out in Clause 12.3.
Verification Period	has the meaning set out in Clause 4.4.1.

1.2 **Interpretation**

1.2.1 Whenever a Representation is "**to the Seller's knowledge**" or is qualified by any similar expression reference is made to the knowledge of the Seller, acting as a normal and reasonable real estate professional, but also to that any director or any member of the management committee of the Company, acting in such a way;

1.2.2 Whenever a Representation is to "**to the Seller's best knowledge**" or is qualified by any similar expression, reference is made to the best knowledge of the Seller, acting as a normal and reasonable real estate professional and having made all necessary and reasonable enquiries, but also to that any director or any member of the management committee of the Company acting in such a way.

1.2.3 Unless a contrary indication appears, any reference in this Agreement including its recitals and the Schedules to:

(a) this Agreement or any other agreement or instrument includes (without prejudice to any prohibition on amendments) all amendments however fundamental and of whatsoever nature to this Share Purchase Agreement, or any other agreement or instrument, including any amendment providing for any increase of indebtedness or any additional indebtedness;

(b) an amendment includes a supplement, novation, restatement, or re-enactment and the word amend and its derivatives will be construed accordingly;

(c) a Clause or a Schedule shall, subject to any contrary indication, be construed as a reference to a Clause or a Schedule of this Share Purchase Agreement;

(d) including shall not be construed restrictively but shall mean including but without limitation or prejudice to the generality of the foregoing and the word include and its derivatives will be construed accordingly;

(e) a Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(f) person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(g) a time of day is a reference to Luxembourg, Grand Duchy of Luxembourg (GMT + 1.00).

1.2.4 The intention of the Parties as expressed in this Agreement and any English legal terms used in this Agreement should be interpreted in accordance with the Luxembourg legal equivalent thereof.

1.2.5 No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision.

1.2.6 Clause or Schedule headings are for ease of reference only.

1.2.7 Schedules form an integral part of this Agreement.

1.2.8 When using the expressions "shall use its best efforts" (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Luxembourg legal concept of *obligation de moyens*.

1.2.9 When using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Luxembourg legal concept of *porte-fort*.

1.2.10 The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular Clause, paragraph or other subdivision.

1.2.11 All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting in a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) (de *quantième à veille de quantième*).

1.2.12 In this Agreement including its recitals and the Schedules words and expressions importing the singular shall, where the context permits or requires, include the plural and vice versa and words and expressions importing the masculine shall, where the context permits or requires, include the feminine and neuter and vice versa.

2. ACTIONS TO BE TAKEN UPON THE DATE HEREOF

2.1 Actions

The following actions shall take place on the date hereof together with the signature of this Agreement:

2.1.1 The Seller shall deliver evidence to the Purchaser that all corporate approvals of the Seller necessary to execute, sign, complete and do everything desirable or required to perform this Agreement have been fulfilled and shall deliver evidence to the Purchaser of the powers of its signatories for this Agreement.

2.1.2 The Purchaser shall provide evidence to the Seller that all corporate approvals of the Purchaser necessary to execute, sign, complete and do everything desirable or required to perform this Agreement have been fulfilled and shall deliver evidence to the Seller of the powers of its signatories for this Agreement.

2.1.3 The Parties shall initial two copies of the non-rewritable Data Room CD ROM attached in Schedule 1 containing the Data Room and shall provide each other with one of the original initialled copies of this CD ROM.

2.1.4 The Purchaser and the Seller shall sign this Agreement and initial its Annexes.

2.1.5 The Purchaser shall pay the Down Payment

3. SALE AND PURCHASE OF THE SHARES

3.1 The Shares

3.1.1 Subject to the terms and conditions of this Agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller 100% of the Shares in the Company

3.1.2 The ownership of the Shares shall be transferred to the Purchaser on the Closing Date against payment of the Provisional Purchase Price in accordance with Clause 7.3.1.

3.1.3 On the Closing Date, the Purchaser shall acquire the Shares free and clear of all Encumbrances.

3.1.4 The sale contemplated hereunder is indivisible and shall be valid only if it applies to all of the Shares. No partial enforcement of this Agreement shall be allowed.

3.2 Rights Attaching to the Shares – Dividends

The Shares shall be sold together with all rights attaching thereto, including the right to the full amount of all dividends which might be allocated to the Shares in respect of the current financial year (which started on 1st January 2015).

4. PURCHASE PRICE

4.1 Principle

The Purchase Price shall be equal to the sum of the Provisional Purchase Price as defined in Clause 4.3, increased or decreased as the case may be with the Purchase Price Adjustment.

4.2 **Calculation Formula**

The Purchase Price shall be calculated and adjusted in accordance with this Agreement on the basis of the following formula:

NAV - BVP + AVP - DTL – EUR 3,186,406

EUR 3,186,406 corresponds with the rent free reduction referred to in Schedule 2 to the present Agreement.

4.3 **Calculation of the Provisional Purchase Price**

The Provisional Purchase Price was determined by applying the formula set out in Clause 4.2 on the Provisional Closing Accounts.

The calculation of the Provisional Purchase Price using the Provisional Closing Accounts is detailed in Schedule 2.

4.4 **Calculation of the Purchase Price Adjustment**

4.4.1 Closing Accounts

(a) The Closing Accounts shall be provided by the Seller to the Purchaser forty (40) Business Days after the Closing Date, together with a proposal of Purchase Price Adjustment calculated in accordance with Clause 4.4.2. The above-mentioned Closing Accounts and proposal of Purchase Price Adjustment shall be verified by the Purchaser within twenty (20) Business Days as from the date on which they have been provided by the Seller to the Purchaser (hereinafter referred to as the "**Verification Period**") in order to verify the elements of these updated Closing Accounts and, as the case may be, to require the correction of these updated Closing Accounts in this regard, and the correlative adaptation of the proposal of Purchase Price Adjustment.

(b) If the Purchaser has not disputed the above-mentioned Closing Accounts by notifying the Seller of its requests for changes before the end of the Verification Period (hereinafter referred to as the "**Notice of Objection**"), then the Purchaser shall be deemed to agree with the Closing Accounts as provided by the Seller and with the proposal of Purchase Price Adjustment.

(c) Should any correction be required pursuant to this verification, the Purchaser shall give the Seller a Notice of Objection before the end of the Verification Period.

(d) Should the Seller object, the Parties shall attempt to resolve the disputed issues and to agree on the adjustments to be made to the Closing Accounts and to the proposal of Purchase Price Adjustment.

(e) If the Parties are not able to reach agreement within fifteen (15) Business Days from the notification of the Notice of Objection (the "**Discussion Period**"), the Parties will jointly appoint, within five (5) Business Days after the end of the Discussion Period a Luxembourg partner of Grant Thornton Lux Audit SA, or another reputable audit firm that the parties may agree on, (the "**Independent Expert**") as third-party expert to resolve the disputed issues and to make the adjustments required to the Closing Accounts in accordance with the rules set out in this Agreement. The Independent Expert shall be unrelated to the Parties. The Independent Expert shall be instructed to resolve the disputed issues after the Parties and their experts and advisors have been given the opportunity to provide their arguments, and to make the adjustments required to the Closing Accounts, in accordance with the rules set out in this Agreement.

(f) In performing its task, the Independent Expert shall limit its inquiry to the disputed issues, i.e. to those items to which the Purchaser has objected in the Notice of Objection and which are not accepted by the Seller. Not later than five (5) Business Days after the appointment of the Independent Expert, the Purchaser shall provide it with a copy of the Notice of Objection as well as with all information and documents on which the Purchaser has based the claims made in the Notice of Objection and the Seller shall provide it with the updated closing accounts as well as with its response to the claims made by the Purchaser and the information and documents on the basis of which the Seller has rejected the claims made by the Purchaser.

(g) The Independent Expert shall determine the adjustments to be made to the Closing Accounts, if any, and shall notify the Parties of its decision (it being understood that such notice shall include a statement of the basis of the Independent Expert's decision), within thirty (30) Business Days after its appointment. The adjustments as determined by the Independent Expert shall be binding upon the Parties, except if the Independent Expert made an obvious error. Should one of the Parties consider that the Independent Expert made such an obvious error, then it will notify the other Party thereof immediately after the discovery of such obvious error and the Parties will use their best efforts to come to an arrangement, in order to rectify this error. In case no arrangement can be made within 10 Business Days following this notification, the dispute may be settled in accordance with Clause 15.11.

(h) The fees of the Independent Expert shall be borne by the Seller and the Purchaser, each for 50%.

4.4.2 Purchase Price Adjustment

(a) The formula described above under Clause 4.2 shall be applied on the Closing Accounts, as the case may be rectified in accordance with Clause 4.4.1, to determine the Purchase Price.

(b) The difference between the Purchase Price and the Provisional Purchase Price determined in accordance with Clause 4.3 shall constitute the Purchase Price Adjustment, it being understood that a positive difference shall be a supplement to the Provisional Purchase Price to be paid by the Purchaser to the Seller and that a negative difference shall be a reimbursement of the Provisional Purchase Price from the Seller to the Purchaser.

4.5 **Excel Sheet Price**

The above-mentioned formula and computation methods are illustrated in the Excel Sheet Price attached as Schedule 2.

4.6 **Payment**

4.6.1 The Provisional Purchase Price shall be paid on the Closing Date. For the avoidance of doubt, the amount to be discharged on the Closing Date shall be reduced by the amount of the Down Payment provided that the Closing Date occurs on 30 April 2015.

4.6.2 The Purchase Price Adjustment, if any, shall be paid within five (5) Business Days following either the agreement of the Parties or the notification of the Independent Expert, as set forth in Clause 4.4.1(g).

4.7 **Payment Method**

4.7.1 All payments to the Seller pursuant to this Agreement shall be made by wire transfer to the Seller's bank account with number DE70 3703 0200 0010 0144 13 (swift SOPPDE3KXXX) with Sal. Oppenheim jr. & Cie. AG & Co. KGaAor to any other account that may be notified in the future by the Seller to the Purchaser.

4.7.2 All payments to the Purchaser pursuant to this Agreement shall be made by wire transfer to the account of the Purchaser opened under number LU56 061 179802 2600, with Société Générale Bank and Trust BIC SGABLULL or to any other account that may be notified in the future by the Purchaser to the Seller.

4.7.3 All payments to the Seller or to the Purchaser shall occur in Euro and be credited to the above-mentioned accounts in the same day the payment is made, net of any costs and fees, particularly without limitation, banking fees, for the recipient.

4.7.4 All costs incurred by a Party due to the other Party specifying that a payment should be made to an account that is located in a bank situated outside of the European Union, shall be entirely borne by the Party receiving such payment and shall be deducted from the relevant payment.

5. UNDERTAKINGS OF THE SELLER PRIOR TO THE CLOSING DATE

5.1 **Collaboration**

Between the Signature Date and the Closing Date, the Seller shall collaborate fully with the Purchaser in order to prepare and facilitate the change of control over the Company and the fulfilment of the Closing and Closing Actions of the Seller and the Purchaser.

In particular, and subject to the provisions of this Clause 5.1, the Seller shall collaborate fully with the Purchaser in order to ensure that the Company (and the Purchaser, as the new owner of the Company after Closing) can properly and effectively carry out the Refinancing on or before the Closing Date (if necessary simultaneously with the other actions comprising the Closing). For the avoidance of doubt, the New Financing includes the entering into the appropriate legal documentation by the Purchaser (and accession thereto by the Company after the Closing) and the creation of relevant security for the benefit of the lender. All costs incurred in connection with the New Financing shall be borne by the Purchaser and the Purchaser shall be obliged to fully indemnify the Seller, the present officers and signatories of the Company and - in the event that the Closing does not occur - the Company itself with respect to all actual costs, damages and claims incurred or sustained by, or made against, any of them in connection with the New Financing. It is hereby clarified that the indemnification under this paragraph is in addition to any other indemnity or claim the Seller may have under this Agreement. In addition, the Seller shall only cause the Company to enter into any documents in relation to the New Financing subject to the following conditions:

5.1.1 The Purchaser has requested in writing the signing of the respective documents;

5.1.2 No violation of legal obligations of the Company, the Seller or their officers or of statutory provisions are caused by entering into the documents;

5.1.3 Custodian bank approval has been obtained;

5.1.4 Appropriate safeguards are in place to ensure that the documents are cancelled and terminated in the event that no Closing takes place in accordance with the provisions of this Agreement;

5.1.5 The request is reasonable in the circumstances and the sole purpose of the documents is to provide security for the New Financing.

5.2 Restrictions on the Seller and the Company

5.2.1 Between the Signature Date and the Closing Date, the Seller agrees and undertakes, and shall cause the Company to only act in its ordinary course of business, and consistent with its past practice;

5.2.2 Between the Signature Date and the Closing Date, the Seller agrees and undertakes not to approve any of the following resolutions at any shareholders' meeting of the Company, without the below list being limitative, without the Purchaser' prior written consent:

(a) amending the Company's Articles of Association;

(b) acquiring by way of purchase, subscription or any other means, any share or other interest in any company, partnership or other entity:

(c) declaring any dividends or any other distribution of any kind to its shareholders (for the avoidance of doubt this does not apply to partial repayment of the Intercompany Debt and directly related amendments thereto);

(d) increasing or decreasing the Company's share capital, or issue any instrument that gives its holder the right to acquire or subscribe for shares;

(e) approving the contribution or the sale by the Company of its business as a whole; or

(f) winding up, merging or splitting up the Company.

5.2.3 Between the Signature Date and the Closing Date, the Seller shall cause the Company (acting through its Board of Directors or, as the case may be, the person in charge of daily management or any attorney-in-fact) not to do any of the following, without the below list being limitative, without the Purchaser' prior written consent:

(a) relocate its registered office;

(b) open, relocate or close down any place of business in Luxembourg or any branch office, representative office or permanent establishment abroad;

(c) increase their capital through the authorised capital procedure;

(d) enter into, amend or terminate any joint venture, partnership, profit sharing or any similar agreement or arrangement (for the avoidance of doubt this does not apply to partial repayment of the Intercompany Debt and directly related amendments thereto);

(e) acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

(f) make any change to its valuation rules or accounting policies or practices;

(g) incur any indebtedness (of any nature whatsoever);

(h) give any guarantee (whether as caution /, aval or otherwise) to secure any liability of any third party;

(i) incur any liabilities in respect of any loans, overdrafts or other financial facilities (for the avoidance of doubt this does not apply to the New Financing;

(j) declare any interim dividend;

(k) acquire or dispose of (in any manner whatsoever) any division;

(l) acquire or dispose of (in any manner whatsoever) any asset;

(m) create any overall pledge on their assets;

(n) create any other security interest on any of its assets, except for any security to be granted for the purpose of the Refinancing;

(o) grant any loan or advance any monies to any third party, or enter into any similar transaction;

(p) enter into, amend or terminate any lease agreement in respect of any real property owned by it;

(q) enter into, amend or terminate any material agreement (for the avoidance of doubt this does not apply to the termination of the Intercompany Debt and to the Old Financing and to enter into New Financing);

(r) enter into, amend or terminate any agreement, outside the scope of its daily management (for the avoidance of doubt this does not apply to the termination of the Intercompany Debt and to the Old Financing and to enter into New Financing);

(s) institute any legal proceedings, or settle any litigation in which it is involved as a plaintiff or a defendant; or

(t) enter into any agreement or commitment to do any of the above.

6. NO MATERIAL ADVERSE EVENT

The Party that considers that a Material Adverse Event occurred between the Signing Date and the Closing Date must notify the other Party thereof within 24 hours after it was informed of the Material Adverse Event. Such notification must in any event take place at least 5 Business Days before the Closing Date. The Parties will lose the right to invoke the Material Adverse Event in case of an untimely notification. If the other Party disputes the qualification of the relevant facts as a Material Adverse Event, then the Parties must settle the dispute in line with Clause 15.11.

Following the notification of the Material Adverse Event, the Parties must in good faith try to come to a commercial agreement regarding the issue. If such agreement cannot be reached within 5 Business Days following the notification of the Material Adverse Event, each Party may decide to terminate the Agreement.

The Seller is under no obligation to reimburse or release the Down Payment to the Purchaser if any of the Parties decides to terminate the Agreement because of a Material Adverse Event.

7. CLOSING

7.1 Date and Place

The transfer of ownership of the Shares to the Purchaser (the "**Closing**") shall take place at Bonn Steichen & Partners in Luxembourg on 30 April 2015 as from 8 am (the "**Closing Date**") or at such other place or on such other date as may be agreed between the Parties.

7.2 **Closing Actions of the Seller**

On the Closing Date, the Seller shall do all of the following (the "**Closing Actions of the Seller**"), subject to the due carrying out of the Purchaser's obligations in accordance with Clause 7.3 below:

7.2.1 the Seller or a duly authorised attorney-in-fact of the Seller shall record the transfer of the shares owned by the Seller to each Purchaser in the Company's share register, and shall sign the Company's share register to that effect;

7.2.2 the Seller shall sign such documents and takes such other actions as necessary to change the authorised signatories on the Company's bank accounts with effect as of the Closing Date and subject to Closing, with the assistance of the Purchaser, if necessary.

7.2.3 the Seller shall deliver to the Purchaser:

(a) the letters of resignation of the Company's directors and members of the management committee, in the form attached as Schedule 3;

(b) the share register of the Company;

(c) the originals of the available Company' documents at Closing as listed in Schedule 4;

(d) evidence that all steps to be taken by the Seller with a view to have the banking powers existing on the Closing Date withdrawn have been taken;

(e) subject to the due satisfaction of the Purchaser's obligations in accordance with Clause 7.3, evidence that all Encumbrances, if any, over the Shares, the Company and their assets, and the Properties have been released (other than those created or maintained for the New Financing); and

(f) a receipt for the Provisional Purchase Price in the form attached as Schedule 5.

7.2.4 the Seller shall provide evidence of the full repayment of the Old Financing upon conducting all other actions foreseen in clauses 7.2 and 7.3.

7.3 **Closing Actions of the Purchaser**

On the Closing Date, the Purchaser shall do all of the following (the "**Closing Actions of the Purchaser**"):

7.3.1 the Purchaser shall pay the Provisional Purchase Price to the Seller, in accordance with Clause 4.6.1;

7.3.2 the Purchaser shall:

(a) cause the Company to reimburse the Intercompany Debts so that, as from the Closing Date, no Intercompany Debt shall exist anymore;

(b) cause the Company to reimburse the Loan so that, as from the Closing Date, the Loan shall no longer exist;

(c) The transfer and/or reimbursement referred to above is/are indivisible with the actual transfer of the Shares. No partial enforcement of this Agreement shall be allowed;

7.3.3 the Purchaser or a duly authorised attorney-in-fact of the Purchaser shall sign the respective Company share register to accept transfer of the Shares from the Seller;

7.3.4 the Purchaser shall hold an extraordinary general meeting of the Company, substantially in the form of the draft minutes attached in Schedule 6, to (i) acknowledge the resignation of all directors and grant them provisional discharge and (ii) appoint new directors as of the Closing Date;

7.3.5 the Puchaser shall cause the Company (if the Seller has not previously done so) to proceed with the Refinancing, using for such purposes the amounts drawn under the New Financing as well as other supplemental amounts drawn from other sources (both to have been taken into consideration for the calculation of the Purchase Price);

7.3.6 the Purchaser shall cause the directors of the Company, appointed in accordance with Clause 7.3.4, to hold a Board Meeting, substantially in the form of the draft minutes attached in Schedule 7, to modify the registered seat of the Company.

7.4 Waiver of Closing Actions

7.4.1 The Purchaser may at any time waive some or all of the Closing Actions of the Seller by giving eight (8) days' advance notice to the Seller.

7.4.2 The Seller may at any time waive some or all of the Closing Actions of the Purchaser by giving eight (8) days' advance notice to the Purchaser.

7.5 Breach of Closing Actions

7.5.1 The effectiveness of each of the Closing Actions of the Purchaser is conditional upon the fulfilment of all of the Closing Actions of the Seller and vice versa.

7.5.2 If a Party fails to comply with any of its Closing Actions, then all Closing Actions that have already been fulfilled shall be deemed null and void and any

non-breaching Party shall have the right (in addition to and without prejudice to all other rights and remedies available):

(a) to terminate this Agreement by giving fifteen (15) days' advance notice to the other Party within eight (8) days after the Closing Date;

(b) to effect the Closing so far as practicable having regard to the defaults which have occurred; or

(c) to fix a new date for the Closing (not being more than fifteen (15) days after the agreed Closing Date) but provided that such deferral may only occur once.

7.5.3 The provisions of Clause 14 shall apply in case of termination of this Agreement pursuant to Clause 7.5.2.

8. REPRESENTATIONS OF EACH PARTY

Each Party makes to the other Party the representations set out in this Clause 8 as at the Closing Date, and each Party warrants the other Party that these representations shall be true and accurate on the Closing Date, as if they had been repeated.

8.1 Existence and organisation

8.1.1 Each Party is a company validly incorporated and existing in accordance with the applicable lex societatis;

8.1.2 There are no legal grounds that could lead to the annulment of any of the Parties.

8.1.3 The Parties have not been dissolved by a resolution of a general meeting of shareholders, and no general meeting of shareholders has been called to that effect.

8.1.4 The Parties have not made, and should not have made, any filing for insolvency and no action or request has been taken or made, or should have been taken or made, to declare it insolvent, and there has been no judgement or any judicial order to the effect that a Party is insolvent. There is no request pending for any such decision and there are no legal grounds that could justify any such decision.

8.1.5 The Parties have not been put into liquidation or composition with creditors and no action has been taken or request was made by or against a Party in this respect. The Parties have not filed for, or obtained, any grace period.

8.2 Binding Effect of this Agreement

8.2.1 Each Party has the capacity, authority and legal right to (i) enter into and execute this Agreement and all of the other agreements and documents contemplated herein to which it is a party, and (ii) perform its obligations hereunder.

8.2.2 This Agreement has been duly authorized, approved and executed by the relevant body of each Party and constitutes the legal, valid, binding and enforceable obligation of the Parties in accordance with its terms, and, at the Closing, each of the other agreements and documents contemplated herein to which it is a party will have been duly authorized, approved and executed by the relevant body of each Party and will then constitute the legal, valid, binding and enforceable obligation of the Parties in accordance with their respective terms.

8.2.3 The Parties are not nor will be required to (i) obtain any authorization, consent or approval from any person or public authority or (ii) make any notification to, or filing with, any person or public authority, in connection with the execution or performance of this Agreement or any of the agreements and documents contemplated herein to which it is a party.

8.2.4 Neither the execution of this Agreement nor the performance by each Party of their obligations hereunder will:

(a) result in a violation of the articles of association of any Party, or any resolution adopted by the board of directors or the shareholders' meeting of any Party; or

(b) result in a violation of any law, regulation, judicial, administrative or arbitration decision to which any Party may be subject.

9. REPRESENTATIONS OF THE SELLER

9.1 General Principles

9.1.1 The Seller makes to the Purchaser the representations set out in Clause 9.3 (the "**Representations**") as at the Closing Date or, as the case may be, any such earlier date as of which any Representation is expressly made.

9.1.2 For the avoidance of any doubts, save as otherwise provided herein (and in particular in the relevant Representations), the Representations are made only in respect of events, matters or circumstances:

(a) which occurred or arose on or before the Closing Date; or

(b) which shall occur or arise after the Closing Date, provided in that case that the cause or origin of such events, matters or circumstances dates back to or before the date of this Agreement.

9.1.3 Save as otherwise provided in Clause 9.3, the Representations made below relate to the Company, all Shares and the Property.

9.1.4 The Purchaser acknowledges that it has not entered into this Agreement in reliance upon any representation or information other than the Representations set out Clause 9.3 and the information contained in this Agreement.

9.2 Seller's Disclosures

All Representations are made subject to the following matters, which shall therefore limit the contents and scope of such Representations:

9.2.1 any matter which is contained in this Agreement, including its Schedules;

9.2.2 all matters contained or referred to in the documents provided for in the Data Room, to the extent these documents allow a professional buyer assisted with professional advisors to assess the matters contained in these documents, or stemming from a visual and professional inspection of the Properties;

9.2.3 all matters stemming from a detailed visual inspection of the Property by a real estate expert;

9.2.4 all matter contained or referred to in the publications made by the Company in the Annex to the Luxembourg Memorial;

9.2.5 all matters relating to the Property owned by the Company, which are publicly available at the Administration du *Cadastre et de la Topographie*, the *Administration de l'Enregistrement et des Domaines, Luxembourg Bureau de la conservation des Hypothèques* or at the local authorities (*commune*) on the date of this Agreement.

9.3 **Representations**

9.3.1 No Conflict

Neither the execution of this Agreement nor the performance by the Seller of its obligations hereunder will:

(a) result in a violation of (i) the Articles of Association of the Company or (ii) any resolution adopted by the Board of Directors or the Shareholders' Meeting of the Company of (iii) any Law; or

(b) result in a breach, or give rise to a right of termination or cancellation or acceleration of any agreement, benefit of the permits of asset, licences, privileges which it now enjoys, or commitment under which any of the Company has any rights or by which any of the Company may be bound.

9.3.2 The Company

(a) The Company is duly organised, validly existing and incorporated under the laws of Luxembourg for an unlimited duration, is in compliance with administrative formalities and in not subject of any winding-up, bankruptcy proceeding, controlled management (*gestion contrôlée*), suspension of payments, composition procedures, concordat, or any similar action or of any judgment of dissolution and no facts exist that would result in the occurrence of any such event. To the Sellers' best knowledge, no circumstances exist which may result in the Agreement being void or voidable under any bankruptcy, insolvency, or any other similar Law applicable to the Company. The

Company is duly registered with Luxembourg Register of Commerce and Companies under number B 96 624;

(b) The copy of the Articles of Association of the Company and the original copy of the Excerpt of the Luxembourg Register of Commerce and Companies attached in Schedule 1 is complete and accurate. To the Sellers' best knowledge, there is no resolution or fact that could result in the dissolution or winding up of the Company.

(c) The Company has all necessary licenses, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting. To the Sellers' best knowledge, there is no reason why any of those licenses, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

9.3.3 The Shares

(a) All Shares are owned by the Seller, and are free and clear of all Encumbrances. Upon the sale of the Shares to the Purchaser, the Purchaser will validly and irrevocably acquire full, unencumbered, ownership of the Shares.

(b) To the Sellers' best knowledge, no claim has ever been made by any Person to be entitled to any of the Shares.

(c) The Shares constitute the entire issued share capital of the Company. The Shares have been validly issued, and subscribed for in compliance with Luxembourg law, have been fully paid-up and are not the subject of any repurchase, transfer or cancellation process.

(d) All Shares have voting rights.

(e) The Shares shall be at Closing freely transferable.

(f) Since the acquisition of the Shares by the Seller, the Company have at all time acted in all material respects in accordance with the Articles of Association and the Company Law.

(g) The Company has not issued any founders' shares, profit participating shares, bonds, convertible bonds, subscription rights or any other securities. There is no agreement or commitment of any kind whereby the Company would be obliged to issue any shares or other securities, or to purchase, redeem or otherwise acquire any of its shares or other securities.

(h) Except for the powers of daily management, there is no power of attorney given by the Company in force and there is no outstanding authority by which any person may enter into any agreement, arrangement or obligation to do anything on behalf of any of the Company (other than the Company's directors acting in accordance with the Articles of Association).

(i) The minute books of the Shareholders' Meetings and Board Meetings (including the meetings of the committees of the Board of Directors) of the Company is up-to-date, have been properly maintained and contain true and complete records of all resolutions adopted at such meetings. The meetings referred to in the minute books were duly and validly called and held, and the resolutions appearing in the minute books were duly and validly adopted in material compliance with the Articles of Association and the Company Law. The signatures appearing on the minutes are the true signatures of the persons purporting to have signed.

(j) The share register of the Company accurately reflects the number of shares held by each shareholder.

(k) The Company does not hold any shares or other interest, directly or indirectly, in any corporation, partnership, association or other legal entity.

(l) The Data Room contains a true, accurate, not misleading and complete list of:

(i) the name and address of all persons holding a power of attorney on behalf of the Company, with details of the subject matter and scope of such power;

(ii) the name and address of each bank and other financial institution in which the Company have an account or safe deposit box, with the names and addresses of all persons authorised to draw on these accounts or who have access to these safe deposit boxes.

(m) All filling and publication requirements imposed by applicable Law and the Company Law in respect of all delegations and removals of powers have been duly complied with.

9.3.4 Accounts and Liabilities

(a) The Annual Accounts and the Closing Accounts have been prepared in accordance with (i) Luxembourg laws (ii) Luxembourg GAAP and (iii) on a basis consistent with the relevant annual accounts in the past three financial years, without any material changes or deviations in accounting policies and valuation rules as approved by the Board of Directors of the Company and mentioned in the enclosure to the Annual Accounts. They provide a true and fair view of the assets and liabilities, financial condition and results of operations of the Company on the dates indicated.

(b) The Company has no undertaking debt or liability of any nature whatsoever (whether due, subject to a term, conditional or contingent), including any off-balance sheet liabilities, except for:

(i) undertakings, debts or liabilities referred to in this Agreement;

(ii) undertakings, debts or liabilities duly reflected or in respect of which an adequate provision has been made in the Annual Accounts, the Provisional Accounts or the Closing Accounts.

(c) Account Receivables

(i) The Annual Accounts and Closing Accounts contain a complete and accurate list of all accounts receivable of the Company as of their respective date, which list sets forth the aging of such accounts receivable.

(ii) All accounts receivable of the Company that are reflected on (i) the Annual Accounts or the Closing Accounts of the Company or (ii) the accounting records of the Company as of the Closing Date (collectively, the Account Receivables) represent or will represent valid obligations.

(iii) Unless paid prior to the Closing Date, all of the Account Receivables are collectible net of the respective provisions shown on the Annual Accounts or the Closing Accounts of the Company. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable

9.3.5 Assets and Property

(a) the Company has the full private ownership over the Property.

(b) the Property owned by the Company is not included in an expropriation plan or is subject to an expropriation authorisation.

(c) The Company has not received a written order, notice or decision from any government or any authority regarding the assets that could affect their use or occupancy.

(d) All of the assets owned by the Company are free and clear of all Encumbrances (save for Encumbrances created or maintained in connection with the New Financing).

(e) There is no overall pledge on the assets of the Company.

(f) Except as set forth in the Data Room and the property title, there are no easements on the assets that diminish the value of the assets or limit their use or privileges.

(g) No third party holds any right in rem regarding the assets owned by the Company except as set forth in the Data Room.

(h) The Company uses the asset in accordance with the conditions of the property title.

(i) the Company has no another right in rem or occupancy right on any property other than the assets.

(j) The assets were acquired by the Company through agreements concluded 'at arm's length'.

9.3.6 Occupation Agreement

(a) The lessee to the Occupation Agreement has fulfilled all of their material obligations pursuant to the relevant Occupation Agreement.

(b) To the best of the Seller's knowledge, the Company has fulfilled all of its obligations pursuant to the Occupation Agreements.

(c) The lessee has not notified in writing the Company of its intention to terminate the Occupation Agreement prior to the end of its term or to reduce the surface area currently leased.

(d) The lessee has not notified its request to sublet all or part of the leased premises, or to assign any rights or obligations under the Occupation Agreement to any third party.

9.3.7 Contracts

(a) The Data Room contains a list of all material agreements of any kind, (other than the agreements referred to in other Clauses of this Schedule) to which the Company is a party.

(b) To the best of the Seller's knowledge, the Company and all other parties to these agreements are and at all time have been in compliance with all applicable terms and requirements of these agreements.

(c) No event has occurred and no circumstances exists that (with or without notice or lapse of time or both) is likely to result in a violation or breach of any of these agreements.

(d) No party with whom the Company has entered into any agreement, arrangement or obligation has given any notice of its intention to terminate, or has otherwise tried to rescind or terminate or apply terms different from those provided in any material agreement, arrangement or obligation.

(e) No party with whom the Company has entered into any material agreement, arrangement or obligation is in material default under the agreement, arrangement or obligation and, to the best of the Seller's knowledge, there are no circumstances likely to cause any material default.

(f) Except as set forth in the Data Room, the Company is not a party to any agreement:

(i) which would restrain it from carrying on its business as it sees fit, including by preventing it from engaging in any particular business or competing with any particular third party;

(ii) which exceeds the scope of its corporate purpose clause; or

(iii) which can otherwise reasonably be expected to have a material adverse effect on the Company.

9.3.8 Employees

the Company does not have and never had any employee or self-employed worker. The Company never had and does not have nor is required to have any pension or other benefit scheme in favour of its directors or executive officers.

9.3.9 Compliance with Laws

(a) To the Sellers' best knowledge, the Company has complied with all applicable legal or regulatory requirements including the Permits, to which it may be subject, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Company. To the Sellers' best knowledge, the Company has complied with all judicial decisions, arbitration awards or decisions made by any public authority.

(b) The Company has not received any written notice from any public authority or other third party regarding any actual or alleged violation, by the Company, of any such legal or regulatory requirements, awards or decisions of any public authority, including the Permits.

9.3.10 Permits

(a) The Data Room contains a list of all Permits regarding the Property that are held by the Company. Copies of all Permits have been delivered to the Purchaser.

(b) To the Sellers' best knowledge, all such Permits are valid, in full force and effect for the conduct of the business of the Company and where applicable, timely renewal applications have been submitted for all such Permits, in each case.

(c) No such Permit has expired before the Closing Date and to the Sellers' best knowledge, none are threatened with suspension, modification, revocation, cancellation or non-renewal, in whole or in part.

(d) To the extent necessary, requests for renewal or such authorisations have been timely filed.

(e) To the Sellers' best knowledge, no Permit requires any notification in connection with the execution of this Agreement.

9.3.11 Environmental Matters

(a) The Company has not carried out any business that can reasonably be expected to have an adverse effect on the environment or the public health.

(b) To the Sellers' best knowledge, the Property is not and has not been used for the manufacturing, generating, processing, storage, handling, use of disposal of any Hazardous Substances or waste.

(c) To the Sellers' best knowledge, he Company has not been the subject of any governmental proceedings (including any inquiry, notice or report) for violating regulations currently applicable to the environment, noise, or protection of water and air.

(d) To the Sellers' knowledge, no pollution is present in the soil, subsoil or groundwater where the Property is located.

9.3.12 Litigation

(a) Except as set forth in the Data Room, no claim has been made and no legal action has been instituted against the Company and / or the Property, and no lawsuit, arbitration involving the Company and / or the Property is pending before any judicial or administrative court, arbitral tribunal or any official authority.

(b) No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such claims, lawsuits, investigations or similar proceedings.

9.3.13 Insurance

(a) The Data Room contains a list of all material insurance policies held by the Company. Copies of all of these insurance policies have been delivered to the Purchaser.

(b) The Company has paid all premiums due in relation with those insurance policies and has otherwise performed all of its obligations under each policy in all material respects. The Company has given due and timely notice to the insurer of all claims that may be insured thereby.

(c) The Company has not been informed by any insurance company of its decision:

(i) not to indemnify any of the Company for a specific damage;

(ii) to increase the amount of any premium;

(iii) to reduce the extent of coverage provided under any policy; or

(iv) to terminate or refuse to renew any policy.

(d) For the avoidance of doubt, it is specified that as of the Closing Date, all Company's insurance policies will be terminated with immediate effect.

9.3.14 Taxes

(a) The Company have complied with all applicable Laws in respect of Tax matters.

(b) Without prejudice to the generality of the foregoing, the Company:

(i) has made adequate provisions for all Taxes not yet due and attributable to all periods ending on or before the Closing Date;

(ii) has duly accounted the amount of all deferred Tax liabilities;

(iii) has made pre-payments in a timely manner in respect of all taxable income of the current financial year and the last financial year, in such amounts as are sufficient to avoid any Tax increase; and

(iv) has paid in full in a timely manner all Taxes that are due.

(c) Copies of all available income tax returns and assessment notices of the Company for the three last assessment years (that should have been filed as of the date hereof) have been delivered to the Purchaser.

(d) No audit or investigation of the Company by any tax authorities or any other competent authorities is pending in respect of Tax matters, and the Company have not been informed by any tax authorities or any other competent authorities that they intend to conduct such an audit.

(e) The Company is not a party to any agreement or arrangement with any tax authorities or any other competent authorities.

(f) The Company have complied with all legislation relating to sales, turnover or value added or similar taxes (Value Added Tax) to which it is subject and in particular has complied with all requirements to register with the Tax authorities regarding Value Added Tax. All goods, services or other inputs for which the Company has claimed any credit, deduction or similar with respect to any Value Added Tax have been or are to be used for the purposes of the Company's business and a valid credit, deduction or similar is available to the extent claimed.

(g) All the transactions entered into with an Affiliated Company were concluded under at arm's length terms and conditions and are economically justified.

9.3.15 Information Disclosed to the Purchaser

(a) The Data Room has been set up by the Seller in good faith and in a professional manner, and it contains all the information in possession

of the Seller that is usually necessary to allow an institutional investor to carry out its due diligence investigation in the context of a transaction such as the one contemplated under this Agreement.

(b) Each document included in the Data Room is a true and complete copy of the original document.

9.4 **Purchaser's Knowledge of certain Matters**

9.4.1 The Purchaser acknowledges that it has no knowledge of any Breach of Representation that could give rise to a Claim against the Seller at the Signing Date

9.4.2 The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim for Breach of Representation if the Seller can demonstrate that, prior to the Signing, or as the case may be at the Closing Date, the Purchaser had knowledge of such a Breach of Representation.

10. **INDEMNIFICATION**

10.1 **General Principle**

10.1.1 Subject to the limitations set out in Clause 11, the Seller agrees and undertakes to indemnify the Purchaser, or if the Purchaser so choose the Company (the "**Beneficiary**"), for any Loss incurred by the Company or the Purchaser, arising from any Breach of Representations, i.e. any Loss incurred by the Company or the Purchaser, which would not have been incurred by them if all facts stated in the Representations had been true and accurate.

10.1.2 The Parties agree that (i) should the Purchaser be indemnified the payment will be qualified as a reduction of the Purchase Price and (ii) should the Company be indemnified the payment will be qualified as an indemnity.

10.2 **Double Claims**

If the same event, matter or circumstances can give rise to a Claim under several provisions of Clause 10.1, the Purchaser shall only be indemnified once.

10.3 **Computation of Losses incurred by the Purchaser**

For the purposes of this Clause 10, any Loss incurred by the Company shall be deemed to be incurred by the Purchaser in the same amount. Under no circumstances whatsoever, shall the multiplier or any other ratio that may have been used, directly or indirectly, for calculating the Purchase Price be taken into account.

11. **LIMITATION OF SELLER'S LIABILITY**

11.1 **Time Limitations**

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless it is given by the Purchaser to the Seller in accordance with Clause 12.2:

11.1.1 in the case of any Claim for Breach of the Representations in respect of Tax matters as set out in Clause 9.3.14, within sixty (60) days following the expiry of the applicable statute of limitation;

11.1.2 in the case of any Claim for Breach of the Representations in Clause 9.3.3.(a) and Clause 9.3.5.(a) within 5 years after Closing;

11.1.3 in the case of any other Claim, within 18 months after Closing.

11.2 **Aggregate Minimum Claims**

The Seller shall have no obligation to indemnify the Purchasers in respect of any Claim unless the aggregate amount for which the Seller would otherwise be liable under this Agreement in respect of all Claims made by the Purchasers exceeds EUR 25,000 and provided that, if that amount is exceeded, the Seller shall be liable for the entire amount of that Claim.

11.3 **Maximum Liability**

Save if otherwise stipulated in this Agreement, the aggregate liability of the Seller under this Agreement shall not exceed 5% of the Purchase Price.

This limitation does not apply to the warranties in Clause 9.3.3(a) and 9.3.5(a) for which the aggregate liability of the Seller will not exceed the Purchase Price.

11.4 **Downward Adjustment of the Purchase Price**

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the events, matters or circumstances giving rise to the Claim have been taken into account in any downward adjustment of the Purchase Price, in accordance with this Agreement.

11.5 **Contingent liabilities**

The Seller shall have no obligation to indemnify the Purchaser in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, provided, however, that this Clause shall not have the effect of preventing the Purchaser from validly making a Claim in respect of a contingent liability within the time limit specified in Clause 11.1, even though it has not yet become an actual liability.

11.6 **Provisions**

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the matter giving rise to the Claim is properly accounted or provided for in the Provisional Closing Accounts or the Closing Accounts.

11.7 **Insurance Proceeds and Other Recoveries from Third Parties**

11.7.1 The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the Losses in respect of which the Claim is made:

(a) are covered by an insurance policy in force at the Closing Date and are actually indemnified by the insurance company;

(b) are recoverable from and are actually indemnified by any other third party.

11.7.2 Accordingly, any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any insurance proceeds, indemnification or other recovery or that the Company or the Purchaser (i) have received or (ii) would have been anyhow entitled to receive in accordance with Clause 11.7.1 above.

11.7.3 If, before the Seller pays an amount in discharge of any Claim, the Company or the Purchaser is entitled to recover from any insurance company or any other third party a sum which indemnifies or compensates the Company or the Purchaser (in whole or in part) in respect of the Loss which is the subject matter of the Claim, the Purchaser shall procure that, before steps are taken to enforce a Claim against the Seller, all reasonable steps are taken to enforce such recovery against the third party.

11.7.4 If the Seller pays an amount in discharge of any Claim and the Purchaser or the Company subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the Claim, the Purchaser shall pay, or shall procure that the Company pays, to the Seller an amount equal to the difference between:

(a) the amount paid by the Seller to the Purchaser or the Company; and

(b) the amount that the Purchaser or the Company would have received if the amount of such recovery had been taken into account in determining the amount due by the Seller in accordance with this Clause 11.7.

11.7.5 If the Seller pays an amount in respect of any Claim, the Purchaser shall, and shall cause the Company to, assign to the Seller all of its rights arising from the Loss which is the subject matter of that Claim against any insurance company or other third party, to the extent such assignment is permitted.

11.8 **Matters Arising Subsequent to this Agreement**

The Seller shall have no obligation to indemnify the Purchaser in respect of any Losses to the extent that the same would not have occurred but for:

11.8.1 any change made after the Closing Date to the Company's valuation rules or policies or practices in respect of accounting, Tax and social security matters, except if such change is required to remedy a breach of applicable laws or regulations existing as at the date of this Agreement;

11.8.2 the passing of, or any change in, any law or regulation (including any increase in any Tax rates) after the Closing Date.

11.9 **Mitigation of Losses**

Without prejudice to Article 1134, § 3 of the Luxembourg Civil Code, the Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Losses which might give rise to a Claim against the Seller.

12. CLAIMS BY THE PURCHASER

12.1 Notification of Potential Claims

12.1.1 Without prejudice to Clause 12.3, if the Purchaser becomes aware of any event, matter or circumstances that may give rise to a Loss, the Purchaser shall within sixty (60) days (or any shorter period if requested by applicable law, action or claim) give a notice to the Seller setting out such information as is available to the Purchaser in order to enable the Seller to assess the merits of such a potential Claim (a "**Claim**").

12.1.2 Failure of the Purchaser to give such a notice within sixty (60) days of becoming aware of such event, matter or circumstances, shall not relieve the Seller from any liability it may have in respect of such event, matter or circumstances except to the extent that the Seller establishes that it has been prejudiced by such failure. However, if the Purchaser fails to notify the Seller of any such event, matter or circumstances in the manner provided herein within six (6) months as from the occurrence of such event, matter or circumstances (without this implying any extension of the time limitations set forth in Clause 11.1), the Seller shall be fully relieved of any liability they may have in respect of such event, matter or circumstances.

12.2 Notification of Claims

In order to make a Claim against the Seller, the Purchaser shall give a notice of such Claim to the Seller within the time limits provided in Clause 11.1, setting out the legal and factual basis of the Claim, together with a first estimate of the amount of the Losses.

12.3 Third Party Claims

12.3.1 If the events, matters or circumstances that may give rise to a Claim against the Seller occur or arise as a result of or in connection with a claim by or a liability to a third party (a "**Third Party Claim**"), then:

(a) the Purchaser shall, or shall cause the Company to, assume control over the defence of such Third Party Claim;

(b) the Purchaser shall, in the conduct of the defence of such Third Party Claim, cooperate in good faith with the Seller and inform the Seller on a regular basis and in any event as soon as practical following their request on the evolution of the Third Party Claim and give careful consideration to comments or suggestions made by the Seller in this respect;

(c) in general, the Purchaser, in assuming the control over the defence of a Third Party Claim, shall act in the most diligent way, taking into

consideration to the greatest extent possible the interest of the Company; and

(d) the Seller shall have the possibility to appoint their own counsel for the defence of the Third Party Claim at its sole expenses.

12.3.2 The Purchaser shall, and shall cause the Company to, provide the Seller with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request subject to the Seller agreeing to use them only for the purpose of dealing with such Third Party Claim.

12.3.3 No settlement or offer of settlement of such Third Party Claim, and no admission of liability in relation thereto, shall be made by the Purchaser or the Company without the Seller's prior written consent which consent may not be unreasonably refused or delayed.

12.3.4 Failure of the Purchaser to give notice to the Seller of any event, matter or circumstances that may give rise to a Claim against the Seller and occur or arise as a result of or in connection with a claim by or a liability to a third party within sixty (60) days of becoming aware of such event, matter or circumstances, shall not relieve the Seller from any liability they may have in respect of such event, matter or circumstances except to the extent that the Seller establishes that it has been prejudiced by such failure. However, if the Purchaser fail to notify the Seller of any such event, matter or circumstances in the manner provided herein within six (6) months as from the occurrence of such event, matter or circumstances (without this implying any extension of the time limitations set forth in Clause 11.1, the Seller shall be fully relieved of any liability they may have in respect of such event, matter or circumstances.

12.4 Notification of Seller's Objections

12.4.1 The Seller shall give a notice to the Purchaser objecting to the Claim within thirty (30) days (or any shorter period if requested by applicable law, action or claim) following notification of such Claim. Such notice shall contain a statement of the basis of the Seller's objections.

12.4.2 The Seller shall not be deemed to accept any Claim made by the Purchaser in accordance with Clause 12.2 if it fails to give a notice of objection to the Purchaser pursuant to Clause 12.4.1, except to the extent that the Purchaser establishes that it has been prejudiced by such failure.

12.5 Disagreement on a Claim

12.5.1 If the Seller and the Purchaser are unable to reach agreement on the amount payable by the Seller within thirty (30) days following notification of the Seller's objections in accordance with Clause 12.4, the matter shall be decided in accordance with Clause 15.11.

12.5.2 The Purchaser shall be deemed to have withdrawn its Claim, unless they have taken all necessary actions to submit the matter to the competent court in accordance with Clause 15.11 within six months (6) after the thirty-day time period set out in Clause 12.5.1 has elapsed.

12.6 **Payment by the Seller**

12.6.1 If the Seller has accepted the amount claimed by the Purchaser or if the Seller and the Purchaser have agreed on another amount, the Seller shall pay such amount (subject to the limitations set out in Clause 11) within fifteen (15) days of such acceptance or agreement.

12.6.2 If the matter giving rise to a Claim has been decided by any competent court or tribunal in accordance with Clause 15.11 and the Seller has been ordered to pay any amount pursuant to any the irrevocable judgement, the Seller shall pay such amount on the date on which it has become due and payable.

12.6.3 All payments shall be made in accordance with such instructions as shall be notified to the Seller by the Purchaser.

13. UNDERTAKINGS OF THE PARTIES EXTENDING AFTER THE CLOSING DATE

13.1 **Further Assurances**

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as any other Party may reasonably request for the purposes of carrying out the intent of this Agreement.

13.2 **Confidentiality and Announcements**

13.2.1 The existence, subject matter and contents of this Agreement are confidential, and subject to Clause 13.2.3, each Party is prohibited from disclosing all or any part of this Agreement, or even its existence, at any time (including after the Closing Date), unless to the Seller's custodian bank, the Seller's relevant fund investors and the Company's financing bank.

13.2.2 Subject to Clause 13.2.3:

(a) each Party shall treat as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to this Agreement;

(b) the Seller shall treat as strictly confidential and not disclose or use any information relating to the Company following the Closing Date except the information required to prepare the Closing Accounts and have these audited;

(c) the Seller shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including

future plans and targets) of the Purchaser and the Purchaser' Affiliated Company; and

(d) the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Seller and the Seller's Affiliated Company.

13.2.3 Clauses 13.2.1 and 13.2.2 shall not prohibit disclosure or use of any information if and to the extent that:

(a) the disclosure or use is necessary in order to allow any Party to comply with any legal requirement to make any announcement or to provide information to any public authority or Stock Exchange, provided, however, that such Party shall inform the other Parties in writing of (a) the information that it intends to disclose in order to comply with such legal requirement and (b) the manner in which such information will be disclosed;

(b) the disclosure or use is required for the purposes of any judicial or arbitration proceedings arising out of or in connection with this Agreement;

(c) the disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clauses 13.2.1 and 13.2.2 in respect of such information as if they were a party to this Agreement;

(d) the disclosure is made to the Seller's custodian bank, Seller's relevant fund investors and the Company's financing bank;

(e) the information is or becomes publicly available (other than as a result of any breach of this Agreement);

(f) the information becomes available to the Party bound by this Clause 13.2 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party's written records and other reasonable evidence); or

(g) the other Parties have given prior written approval to the disclosure or use.

13.2.4 No announcement in connection with the existence or the subject matter of this Agreement (including any announcement to the Company's customers or suppliers) shall be made without the prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall consult with each other concerning the means by which the Company's customers and suppliers, and others having dealings with the Company, shall be informed of this Agreement. The Purchaser shall have the right to be present when any such communication is made.

13.2.5 The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the existence or contents of this Agreement occurs.

13.3 **Release of Directors' Liability**

The Purchaser agrees and undertakes, for itself and on behalf of any Affiliated Company, to vote or cause to be voted at the Company's Annual Shareholders' Meeting relating to the financial years ending on 31 December 2014 and 31 December 2015 all Shares in favour of a resolution releasing the Company's directors and members of the management committee who resigned on the Closing Date (in accordance with Clause 5.2.3(a)) from any liability arising from the performance of their duties until the Closing Date.

13.4 **Continuous existence**

The Seller represents and warrants, and shall cause its shareholders to represent and warrant that the Seller will not be dissolved by a resolution of a general meeting of shareholders prior the latest date mentioned in Clause 11.1.

13.5 **Tax matters**

13.5.1 The Seller shall prepare and file duly and timely with the VAT administration all the VAT returns and forms for the Company for the months preceding the Closing Date and the Seller shall assist the Company and the Purchaser in preparing and filing with the VAT administration all the VAT returns and forms for the Company for the month of the Closing Date

13.5.2 The Seller shall assist the Company and the Purchaser in preparing and filing of the corporate income tax return of the Company relating to financial year 31 December 2014/ tax year 31 December 2015 as well as any other tax returns to be prepared or filed after the Closing Date but relating to all or part of a taxable period preceding the Closing Date, it being understood that these tax returns shall be filed under the responsibility of the Company without prejudice to their rights or to the right of the Purchaser to file a Claim in accordance with Clause 10.

13.5.3 The Purchaser shall, and shall cause the Company to, cooperate fully with the Seller, a.o. by providing it with any information it requests to allow them to fulfil its obligations under this Clause.

14. TERMINATION

14.1 **Termination Events**

14.1.1 This Agreement may be terminated at any time by mutual consent of the Seller and the Purchaser but in which case the Seller will not be obliged to reimburse the Down Payment.

14.1.2 This Agreement may be terminated by any Party in accordance with Clause 7.5.2 (if any other Party does not fulfil its Closing Obligations).

If a termination notice has been given in accordance with Clause 7.5.2, this Agreement shall terminate on the expiration date of the notice period, unless the breach alleged by the terminating Party has been cured to the reasonable satisfaction of the terminating Party on or before such expiration date.

14.1.3 This Agreement may be terminated in accordance with Clause 6 by any Party that considers that a Material Adverse Event has occurred before the Closing Date.

14.1.4 The Purchaser cannot recover the Down Payment in case of termination of the Agreement, subject to clause 6 of this Agreement.

14.2 **Consequences of a Failure to Terminate this Agreement**

No failure by a Party to exercise its right to terminate this Agreement under this Clause 13 shall constitute a waiver of any other rights and remedies available to that Party under this Agreement.

15. **MISCELLANEOUS**

15.1 Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Seller for a claim arising as a result of any fraud or wilful misconduct.

15.2 **EURIM**

As the Seller acts for the account of the real estate investment fund "EURIM", any liability of the Seller under and in connection with this Agreement shall, irrespective of the legal grounds and jurisdiction, be limited both in terms of amount and subject matter to the assets of such investment fund. Any further liability of the Seller except for tort, fraud or intent is excluded.

15.3 **Rights and Remedies of the Parties**

Each Party's rights and remedies under this Agreement shall exclude and limit any other rights or remedies that may be available to that Party under Luxembourg law, including the right to seek the termination of this Agreement in court.

15.4 **Amendments and Waivers**

15.4.1 No amendment to this Agreement shall be effective unless it is made in writing and signed by all Parties or their duly authorised representatives.

15.4.2 Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered as a waiver of such right or remedy, or any other right or remedy under this Agreement, nor shall any partial exercise of any right or remedy under this Agreement preclude any further exercise thereof or the exercise of any other right or remedy under this Agreement.

15.4.3 Except as otherwise provided herein, no waiver shall be effective unless it is given in writing and signed by the Party that gives the waiver or its duly authorised representative(s).

15.5 Notices

All notices to be made in writing under this Agreement shall be given in the English language by registered mail, express courier service or telefax (confirmed by registered mail or express courier service) to the following addresses or such other addresses as the Parties may have designated to each other by notice given in accordance with this Clause:

- if to the Seller, to Ms Sheelam Chadha, IVG Immobilien Belgien with registered office at rue Montoyer 10, 1000 Brussels Belgium, telefax +32 2 640 93 34

  with a copy to Henri d'Ursel and Pieter De Bock, Clifford Chance LLP, 1050 Luxembourg, Avenue Louise 65 box 2, telefax + 32 2 533 50 50

- if to the Purchaser, to Arc Global II DB Lux Sàrl with registered office at 9A, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg, to the attention of the Board of Managers; and

  with a copy to

  Mr Graydon Butler (COO) and Harveer Sidhu (Controller), Moor Park Capital Partners LLP, 37-38 Margaret Street, W1G 0JF London, United Kingdom, telefax + 44 (0)203 0111 573.

  Interest on any overdue amount under this Agreement shall be computed on the basis of a 365 days year for the actual number of days elapsed in such interest period and at the legal interest rate.

15.6 Assignment of Rights and Obligations

15.6.1 Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a contribution, a donation or any other transaction, including the sale or contribution of a division or of a business as a whole, a merger or a split), except if this third party is a financing provider, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign.

15.6.2 The Seller already agrees to the (partial or entire) assignment of the rights and obligations of the Purchaser to a third party with a solid reputation and financial foundation.

15.6.3 Subject to the assignment restrictions set out in this Clause 15.6, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assigns.

15.7 Expenses

Each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of this Agreement.

15.8 **Severability**

15.8.1 If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

15.8.2 In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

15.8.3 If the illegal, invalid or unenforceable provision affects the entire nature of this Agreement and if the Parties are unable to reach an agreement on such replacement provision within thirty days following the start of the negotiations, then any Party shall have the right to terminate the Agreement by giving fifteen days' advance notice to the other Parties.

15.9 **Entire Agreement**

15.9.1 This Agreement (together with the documents referred to herein) contains the entire agreement between the Parties with respect to its subject matter.

15.9.2 It replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties.

15.10 **Governing Law**

This Agreement is governed by and shall be construed and interpreted in accordance with the Laws of the Grand Duchy of Luxembourg.

15.11 **Jurisdiction**

Any disputes between the parties, arising out of or in relation with this Agreement shall be exclusively and definitively settled in accordance with the rules of the CEPANI, by three arbitrators appointed in accordance with these rules. The place of arbitration shall be Luxembourg and the language of the proceedings shall be English.

15.12 **Counterparts**

This Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

15.13 **Power of attorney to initial**

The Seller hereby gives a power of attorney to any attorney of Clifford Chance LLP, acting individually, in order to initial or certify by any other means agreeable to the Parties, on its behalf, the Schedules or any other exhibit to this Agreement.

* * *

This Share Purchase Agreement has been entered into on the date stated at the beginning of this Share Purchase Agreement.

IVG INSTITUTIONAL FUNDS GMBH

____
Name: Sheelam Chadha
Title: Proxy holder

____
Name: Pieter De Bock
Title: Proxy holder

Arc Global II DB Lux Sàrl

____
Name:
Title:

____
Name:
Title:

In the presence of

2 Boulevard Konrad Adenauer S.à.R.L

____
Name: Sheelam Chadha
Title: Proxy holder

____
Name: Pieter De Bock
Title: Proxy holder